Exhibit 10.7

TAX SHARING AGREEMENT

This Agreement is made effective this 4th day of September, 2003 (the “Agreement”) between EPC CORPORATION, a Delaware corporation (“EPC”) and ENVIRONMENTAL POWER CORPORATION, a Delaware corporation (“EPC Holdings”).

RECITALS

WHEREAS, EPC is primarily engaged in the business of holding the equity interest in Buzzard Power Corporation (“Buzzard”);

WHEREAS, EPC is a wholly-owned subsidiary of EPC Holdings;

WHEREAS, EPC, EPC Holdings and Buzzard file consolidated federal income tax returns and would find it advantageous to file consolidated income tax returns with state and other taxing authorities;

WHEREAS, certain states or other taxing authorities do not permit EPC and EPC Holdings to file consolidated tax returns; and

WHEREAS, EPC contemporaneously herewith is engaging in a financing transaction under that certain Note Purchase Agreement dated September     , 2003 between Crystal Creek Coalpower Funding LLC (the “Purchaser”) and EPC (the “Note Purchase Agreement”) that will have direct material benefits to EPC Holdings, and one of the conditions of such transaction is that EPC Holdings undertake an obligation to pay any and all taxes of any nature otherwise due and payable by EPC or Buzzard (whether such payment obligation arises under a consolidated return or under a separate return filed by EPC or Buzzard).

NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the parties to this Agreement agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Note Purchase Agreement.

2. Preparation of Tax Returns. EPC Holdings shall prepare, pursuant to the terms of that certain Management Services Agreement executed contemporaneously herewith, or if such agreement has been terminated, pursuant to the terms of this Section 1, any and all tax returns required to be filed by EPC and Buzzard with any taxing authority (federal, state, local or otherwise) regardless of whether such tax returns can be prepared on a consolidated basis. EPC Holdings shall undertake such preparation (as well as the preparation of its own tax returns) in the manner which is necessary and advisable and shall timely file such tax returns (including its own tax returns) as may be required by applicable law to avoid any penalty or other negative consequence. EPC Holdings shall only be compensated for the provision of such service as part of the Management Services Agreement, or if such agreement is no longer outstanding, the cost of such service shall be considered a capital contribution from EPC Holdings to EPC. In no event shall EPC Holdings be entitled to such compensation in contravention with the Note Purchase Agreement.

3. Payment of Tax Liability. Upon submission of any tax return, EPC Holdings shall pay to the applicable taxing authority any tax (and any interest or penalties related thereto) due from EPC Holdings, EPC or Buzzard whether such amount arises from (i) an allocable share in a consolidated return, (ii) from a wholly separate tax return being filed by EPC or Buzzard or (iii) from any tax assessed or imposed by any taxing authority. The payment of such tax liability shall be considered a capital contribution from EPC Holdings to EPC or from EPC to Buzzard, as applicable, as opposed to a loan. Notwithstanding the foregoing, EPC Holdings in its sole discretion shall have the right to withhold any payment of taxes, interest or penalties to any taxing authority until a final determination of liability has been rendered by the appropriate taxing authority or a court of competent jurisdiction if EPC Holdings is in good faith contesting the validity or amount of such taxes, interest or penalties claimed to be due from EPC or Buzzard.

4. Term. The term of this Agreement shall commence on the date hereof and shall continue through December 31, 2012; provided, however, that EPC Holdings may terminate this Agreement if an Event of Default occurs under the Note Purchase Agreement and the Purchaser exercises any remedies available to it under the Note Purchase Agreement. Notwithstanding the foregoing, the Purchaser shall have the right to cause EPC and EPC Holdings to terminate this Agreement at any time for cause or if an Event of Default has occurred and is continuing.

5. Miscellaneous.

(a) Third Party Rights. The Purchaser and its successors and assigns shall enjoy the rights and not the obligations of a third-party beneficiary hereunder. No other third party beneficiary rights are created hereunder.

(b) Survival of Claims. Any claims that EPC or Buzzard may have against EPC Holdings arising from the performance of EPC Holdings’ obligations hereunder shall survive the termination of this Agreement. Notwithstanding anything to the contrary contained herein, EPC Holdings’ obligation to pay any taxes (and any interest or penalties related thereto) pursuant to this Agreement which arose or were incurred during the term of this Agreement shall survive termination hereof.

(c) Headings. Section and article headings used in this Agreement have no legal significance and are used solely for convenience of reference.

(d) Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to its principles of conflicts of laws, and each party hereby submits to the non-exclusive jurisdiction of the state courts of New York and the federal courts of the United States of America sitting in the Southern District of New York.

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IN WITNESS WHEREOF the parties have executed this Agreement the date first above written. and agree to be bound by the terms hereof and the documents issued pursuant hereto.

EPC CORPORATION

By	/S/ Joseph E. Cresci
Its Joseph E. Cresci, President

ENVIRONMENTAL POWER CORPORATION

By	/S/ Donald A. Livingston
Its Donald A. Livingston, Vice President

[Signature Page to Tax Sharing Agreement]